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                                                                  EXHIBIT 10.16

                                 EMPLOYMENT AGREEMENT
                                 --------------------

    This Employment Agreement (the "Agreement") is made as of this 11th day of June, 1997 between Tetra Tech, Inc. a Delaware corporation ("Tetra Tech"), and Daniel A. Whalen (the "Employee").


                                   R E C I T A L S
                                   ---------------

    A. Concurrently herewith, Employee, Tetra Tech, Whalen & Company, Inc., a Delaware corporation ("Whalen & Company"), and Whalen Service Corps Inc., a Delaware Corporation ("Whalen Service") (Whalen & Company and Whalen Service are sometimes referred to collectively as the "Whalen Companies"), are consummating the transactions contemplated by that certain Agreement and Plan of Reorganization made and entered into as of June 11, 1997 (the "Reorganization Agreement"), pursuant to which the Whalen Companies will be merged with and into Tetra Tech.

    B. This Agreement is the Employment Agreement referred to in SECTION 7.2 of the Reorganization Agreement and, pursuant thereto, must be entered into by the parties hereto as a condition to the consummation of the transactions contemplated by the Reorganization Agreement. The execution and performance of this Agreement is a substantial inducement to Employee to enter into and consummate the transactions contemplated by the Reorganization Agreement.


                                  A G R E E M E N T
                                  -----------------

    NOW, THEREFORE, in consideration of the mutual covenants and the agreements hereinafter set forth, and in consideration of Tetra Tech consummating the transactions contemplated by the Reorganization Agreement, the parties hereto covenant and agree as follows:

    1. EMPLOYMENT. Tetra Tech agrees to employ the Employee, and the Employee agrees to perform services for Tetra Tech, on the terms and conditions set forth in this Agreement.

    2. TERM. The term of this Agreement (the "Term") shall be four (4) years, commencing on the date hereof and terminating on the fourth anniversary of the date hereof.

    3. POSITION AND DUTIES. During his term of employment under this Agreement, the Employee shall serve on an exclusive and full-time basis as the Executive Vice President -- Telecommunications of Tetra Tech and the President of each of Tetra Tech's Whalen & Company and Whalen Service subsidiaries. In addition, the Employee


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shall serve as a member of Tetra Tech's Executive Board. The Employee's services will be performed at Whalen & Company's principal place of business. The Employee shall have such additional authority and responsibility as shall be determined from time to time by the Chief Executive Officer of Tetra Tech. The Employee will at all times perform all of the duties and obligations required of him by the terms of this Agreement in a loyal and conscientious manner and in reasonable accordance with the Employee's ability and experience.

    4.   BASE SALARY COMPENSATION.

         (a) Tetra Tech shall pay the Employee for all his services a base salary at the rate of One Hundred Forty Thousand Dollars ($140,000) per year, which dollar amount shall be increased, on each anniversary date of the commencement of the Term, by a percentage amount equal to the percentage increase in the Consumer Price Index for Urban Wage Earners (San Francisco-Oakland-San Jose, California; 1986=100) as published by the United States Department of Labor, Bureau of Labor Statistics as of such anniversary date compared to such index as in effect as of the commencement of the Term. The base salary, as so adjusted on each anniversary date, is herein referred to as the "Base Salary". Such Base Salary shall be payable in equal installments at such intervals as salaries are paid by Tetra Tech to other executives of Tetra Tech, subject to the usual and required employee payroll deductions and withholdings.

         (b) The Chief Executive Officer of Tetra Tech may, at any time in his sole discretion, with the concurrence of Tetra Tech's Compensation Committee, determine to increase the Base Salary of the Employee to an amount greater than the amount determined pursuant to SECTION 4(a) above. The Chief Executive Officer and the Compensation Committee shall, no less frequently than annually, review the then-current level of the Base Salary and consider the propriety of a discretionary Base Salary increase.

    5. BONUS PLAN. The Employee shall be entitled to participate in and receive benefits under Tetra Tech's annual bonus plan for the Whalen Companies (the "Bonus Plan"). The Bonus Plan shall consist of a pool determined by multiplying the Operating Profit (as hereinafter defined) from the Whalen Companies for any fiscal year in excess of 6.5% of the Whalen Companies' gross revenues for such fiscal year by 25%. "Operating Profit" is defined as income from the Whalen Companies' operations (after consideration of the payment of all bonuses to those employees of Tetra Tech or the Whalen Companies, as applicable, performing services for the Whalen Companies during the applicable period) before Federal income taxes and interest income/expense. For any partial fiscal year during the Term, "Operating Profit" shall be appropriately annualized.

    6. STOCK OPTION GRANT. On the date hereof, Tetra Tech will grant to the Employee an incentive stock option (the "Option") covering 10,000 shares of Tetra Tech's common stock, $.01 par value (the "Common Stock"). The exercise price of the Option will be 110% of the closing price of the Common Stock on the date hereof.

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    7.   EXPENSES AND BENEFITS.

         (a) The Employee shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Employee in the course of, and directly related to, the rendering of services pursuant to this Agreement. Such expenses shall be supported by reasonable documentation and shall be subject to reasonable audit by Tetra Tech.

         (b) During his employment under this Agreement, the Employee shall be entitled to participate in or receive benefits under all of Tetra Tech's employee benefit plans and arrangements then in effect and made available generally to senior executives of Tetra Tech, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

    8. TERMINATION. Tetra Tech's obligations and the Employee's rights upon the termination of Employee's employment shall be governed by Tetra Tech's standard policies and procedures as set forth in Tetra Tech's employee manual (the "Policies and Procedures"), a copy of which has been delivered to the Employee.

    9. LICENSE OF WHALEN NAME. The Employee acknowledges and agrees that, in connection with the transactions contemplated by the Reorganization Agreement, Tetra Tech will acquire and own all rights to the names "Whalen & Company," "Whalen Service Corps Inc.," "Whalen Management Service, Co.," and "Whalen Project Management, Inc.," and that such rights shall survive the death of the Employee. The Employee further agrees that he will not use the name "Whalen" or any derivative thereof (i) in any business in which Tetra Tech or any of its divisions or subsidiaries is engaged on the date of termination of the Employee's employment with Tetra Tech which uses the Whalen name or (ii) in any business in the telecommunications industry in which Tetra Tech or any of its divisions or subsidiaries is engaged on the date of termination of the Employee's employment with Tetra Tech.

    10. NOTICES. Any notice or other communication required or permitted hereunder will be in writing and will be deemed sufficiently given only if delivered in person or sent by registered airmail letter, postage prepaid, or by facsimile transmission followed by U.S. Mail, addressed as follows:

         If to the Employee:

              Daniel A. Whalen
              5866 Ostrander Road
              Oakland, California  94618
              Facsimile:  (510) 547-1345

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         with a copy to:

              Piper & Marbury L.L.P.
              36 S. Charles Street
              Baltimore, Maryland  21201
              Attention:  Elizabeth Grieb, Esq.
              Facsimile:  (410) 539-0489

         If to Tetra Tech:

              Tetra Tech, Inc.
              630 N. Rosemead Boulevard
              Pasadena, California  91107
              Attention:  Chief Executive Officer
              Facsimile:  (818) 351-1188

or to such other address or facsimile number as any of the persons designated above may have specified in a notice or communication duly given to the other designated person as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered or telecopied, or if mailed, two days thereafter.

    11. POLICIES AND PROCEDURES. The Employee acknowledges that he shall perform his services in full compliance with Tetra Tech's Policies and Procedures, as the same may be in effect from time to time.

    12.  MODIFICATION/WAIVER; GOVERNING LAW; ATTORNEY FEES.
         -------------------------------------------------

         (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by the Employee and Tetra Tech. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any agreement, condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar agreements, provisions or conditions at the same or at any prior or subsequent time.

         (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts to be performed wholly within California.

         (c) If either party institutes any legal action (including any mediation pursuant to SECTION 16 below) to enforce his or its rights under or to recover damages for breach of, this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs (including costs of arbitration) and all reasonable expenses for attorney's fees and the disbursements incurred by him or it.

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    13.  BINDING AGREEMENT; ASSIGNEES.  This Agreement may not be assigned by either party hereto without the written consent of the other; PROVIDED, HOWEVER, that (a) Tetra Tech may, without such written consent of Employee, assign its rights and obligations hereunder to subsidiary corporations in connection with the formation of Whalen & Company and/or Whalen Service subsidiaries, and
(b) the Employee's rights to payments hereunder shall, upon his death, inure to the benefit of the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

    14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    15. ENTIRE AGREEMENT. Except for the Noncompetition and Nondisclosure Agreement of even date between the parties, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

    16. MEDIATION. The parties agree that any dispute as to the construction, interpretation or application of provisions of this Agreement shall be submitted to expedited mediation in an attempt to resolve such dispute prior to the commencement of any litigation with respect to such dispute. In the event either party intends to seek recourse against the other by action at law or equity, such party shall first give notice to the other party. Within ten business days of such notice, the parties shall attempt to agree on one mediator who shall be a person mutually agreeable to both parties. In the event the parties cannot agree on one mediator, each shall have the right to appoint one mediator, and the two mediators shall appoint a third. Mediation shall commence within 20 business days of the notice for request for mediation. Each party agrees to cooperate fully with the mediator(s) in an attempt to resolve any disputes. The mediator(s) shall use the rules of the American Arbitration Association in conducting the mediation. Any decision reached through mediation shall be in writing but shall not be legally binding on the parties nor admissible as evidence in any legal proceedings. If the mediator or the parties cannot resolve their differences to their mutual satisfaction within 30 business days of the notice, either party shall be free to pursue any and all other remedies available to such party.

    17. EQUITABLE REMEDIES. The Employee and Tetra Tech agree that the services to be rendered by the Employee pursuant to this Agreement are of a special, unique and extraordinary character which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement may cause Tetra Tech great and irreparable injury and damage. The Employee expressly agrees that Tetra Tech may apply for the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by the Employee. This provision shall not, however, be construed as a waiver of any of the rights which Tetra Tech may have hereunder, at law, for damages or otherwise.

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    18.  HEADINGS.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


    IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                        TETRA TECH, INC.


                        By:  /s/ LI-SAN HWANG
                             ----------------
                             Li-San Hwang
                             President and Chief Executive Officer


                            /s/ DANIEL A. WHALEN
                            --------------------
                            Daniel A. Whalen


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